                                                                      EXHIBIT 12


                              WOOLWORTH CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                              (dollars in millions)

                                                          Fiscal     Fiscal     Fiscal     Fiscal     Fiscal
                                              Quarter     Year       Year       Year       Year       Year
                                              ended       ended      ended      ended      ended      ended
                                              Apr. 26,    Jan. 25,   Jan. 27,   Jan. 28,   Jan. 29,   Jan. 30,
                                              1997        1997       1996       1995       1994       1993
                                              ----        ----       ----       ----       ----       ----
NET EARNINGS
Net income/(loss)                            $      1   $    169   $   (164)  $    47    $  (495)   $   280

Income taxes                                        1        111        (69)       49       (303)       157

Interest expense, excluding capitalized
  interest                                         17         77        124       110         86         94

Portion of rents deemed representative
 of the interest factor (1/3)                      57        230        224       211        210        199
                                                 ----        ---       ----      ----        ---        ---

                                             $     76   $    587   $    115   $   417    $  (502)   $   730
                                                  ===        ===        ===       ===       =====       ===



FIXED CHARGES
Gross interest expense                       $     17   $     77   $    124   $   111    $    86    $    94

Portion of rents deemed representative
 of the interest factor (1/3)                      57        230        224       211        210        199
                                                 ----        ---       ----      ----       ----       ----
                                             $     74   $    307   $    348   $   322    $   296    $   293
                                                  ===        ===       ====      ====       ====       ====

RATIO OF EARNINGS TO FIXED
  CHARGES                                         1.0        1.9        .3         1.3        -          2.5
                                                =====      ==---    ======       =====   ======        =====

Earnings were not adequate to cover fixed charges by $233 million and $798 million for the fiscal years ended January 27, 1996 and January 29, 1994, respectively.